Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Vulcan Materials Company 2006 Omnibus Long-Term Incentive Plan on Form S-8 of our reports relating to the consolidated financial statements of Vulcan Materials Company and management's report on the effectiveness of internal control over financial reporting dated February 28, 2006 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard ("SFAS") No. 143), appearing in and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Birmingham, Alabama
June 26, 2006